   As filed with the Securities and Exchange Commission on June 5, 2000
                                                      Registration No. 333-88707

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                   AMENDMENT

                                 NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                            PTEK HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

             Georgia                                  59-3074176
 (State or other jurisdiction of         (I.R.S. Employer Identification
  incorporation or organization)                       No.)

                      3399 Peachtree Road, N.E., Suite 600
                             Atlanta, Georgia 30326
                                 (404) 262-8400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Boland T. Jones
                      Chairman and Chief Executive Officer

                            PTEK-Holdings, Inc.
                      3399 Peachtree Road, N.E., Suite 600
                             Atlanta, Georgia 30326
                                 (404) 262-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
          Patrick G. Jones
  Executive Vice President, Chief               Ward Council, Esq.
 Legal Officer and Chief Financial                 Alston & Bird LLP
              Officer                             One Atlantic Center
                                              1201 West Peachtree Street
                                              Atlanta, Georgia 30309-3424
      PTEK Holdings, Inc.
  3399 Peachtree Road, N.E., Suite                  (404) 881-7000
                600
       Atlanta, Georgia 30326
           (404) 262-8400

   Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


PROSPECTUS

                                 448,844 Shares

                             PTEK HOLDINGS, INC.

                                  Common Stock

   The shareholders named in the table included in the "Selling Shareholders" section of this prospectus, which begins on page 24, are offering all of the shares of our common stock covered by this prospectus.

   The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 24. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

   Our common stock is traded on the Nasdaq National Market System under the symbol "PTEK." The last reported sales price of our common stock on June 2, 2000 was $4.3125.

                               ----------------

   This investment involves risks. See "Risk Factors" beginning on page 3.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is June 5, 2000

                               Table of Contents

                                                                            Page
                                                                            ----
Risk Factors...............................................................   3

Special Note Regarding Forward-Looking Statements..........................  21

Our Business...............................................................  23

Selling Shareholders.......................................................  24

Plan of Distribution.......................................................  24

Use of Proceeds............................................................  25

Experts....................................................................  25

Opinion....................................................................  25

Incorporation by Reference.................................................  26

How to Obtain Additional Information.......................................  27

   Our logo and certain titles of our product and service offerings mentioned in this prospectus are our service marks and trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

   You should carefully consider the following risks before deciding to purchase shares of our common stock. If any of the following risks actually occur, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information in this prospectus and the information incorporated herein by reference, including our financial statements and the related notes.

                         Risks Related to Our Industry

The markets for our products and services are intensely competitive and we may not be able to compete successfully against existing and future competitors, which may make it difficult to maintain or increase our market share and revenue.

   The markets for our products and services are intensely competitive and we expect competition to increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer demands, and they may also be able to devote greater resources than we can to the development, promotion and sale of their products and services. We believe that our current competitors are likely to expand their product and service offerings and that new competitors are likely to enter our markets. Existing and new competitors may attempt to integrate their products and services, resulting in greater competition. Increased competition could result in price pressure on our products and services and a decrease in our market share in the various markets in which we compete, either of which could hinder our ability to grow our revenue.

The Telecommunications Act of 1996 may increase competition in the markets in which we compete.

   The Telecommunications Act of 1996 is intended to increase competition in the long distance and local telecommunications markets. We may experience increased competition from others, including the regional Bell operating companies, as a result of this law. This law opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent local exchange carriers, which generally are local telephone companies that provided local telephone services on the date of the enactment of the law, and which includes the regional Bell operating companies.

   The Telecommunications Act of 1996 allows the regional Bell operating companies to provide long distance service within and between local access and transport areas that are outside of their local service territories. Local access and transport areas are geographic areas in the U.S. within which incumbent local telephone companies traditionally offered local telephone services. However, this legislation prohibits the regional Bell operating companies from offering long distance services in their local service territory that originate in one local access and transport area and terminate in another, unless they satisfy various conditions. A regional Bell operating company must apply to the FCC to provide long distance services in their local service territory and they must satisfy a set of pro-competitive criteria intended to ensure that they open their own local markets to competition before the FCC will approve their application. The FCC has recently granted approval to Bell Atlantic to provide this type of long distance service in New York, and the FCC may grant approval to similar applicants in the future. We may experience increased competition if, and when, the FCC grants these applications.

   This legislation also grants the FCC broad authority to deregulate other aspects of the telecommunications industry. If the FCC implements deregulation of other aspects of the telecommunications industry in the future, it could facilitate the offering of competitive products and services by the regional Bell operating companies, which would increase the amount of competition we face.

The development of alternatives to our products and services may cause us to lose customers and market share, and may hinder our ability to maintain or grow our revenue.

   The market for our products and services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. We expect new products and services, and enhancements to existing products and services, to be developed and introduced that will compete with our products and services. Technological advances may result in the development and commercial availability of alternatives to our products and services or new methods of delivering our products and services. Companies may develop and offer product features, service offerings or pricing options which are more attractive to customers than those currently offered by us. These new products or services, or methods of delivering these products or services could:

  .  cause our existing products and services to become obsolete;

  . be more cost-effective, which could result in significant pricing pressure on our products and services; or

  . allow our existing and potential customers to meet their own telecommunications needs without using our services.

Technological changes that make our products obsolete, or changes in technology that allow competitors to offer products and services that replace our existing products and services, could cause us to lose customers, market share and revenue.

If new products and services that we develop and introduce are not accepted in the marketplace, we may lose market share and our revenue may decrease.

   We must continually introduce new products and services in response to technological changes, evolving industry standards and customer demands for enhancements to our existing products and services. We will not be able to increase our revenue if we are unable to develop new products and services, or if we experience delays in the introduction of new products and services, or if our new products and services do not achieve market acceptance. Our ability to successfully develop and market new products and services and enhancements that respond to technological changes, evolving industry standards or customer demands, is dependent on our ability to:

  .  anticipate changes in industry standards;

  .  anticipate and apply advances in technologies;

  .  enhance our software, applications, equipment, systems and networks;

  .  attract and retain qualified and creative technical personnel;

  . develop effective marketing, pricing and distribution strategies for new products and services; or

  . avoid difficulties that could delay or prevent the successful development, introduction and marketing of new products and services or enhancements.

We are subject to pricing pressures for our products and services, which could cause us to lose market share and revenue.

   We compete for consumers based on price. A decrease in the rates charged for communications services by our competitors could cause us to reduce the rates we charge for our products and services. If we cannot compete based on price, we may lose market share. If we reduce our rates without increasing our margins or our market share, our revenue could decrease.

Consolidation in the telecommunications industry could lead to pricing pressure on our products and services and could be disruptive to our licensing and strategic relationships.

   The telecommunications industry has experienced, and we believe it will continue to experience, consolidation. For example, WorldCom, a strategic partner of ours, merged with MCI Communications Corp., a competitor of ours with respect to some services, to form MCI WorldCom. In addition, MCI WorldCom has announced a merger with Sprint Corporation, a competitor of ours with respect to some services. Consolidation in the telecommunications industry, including consolidations involving our customers, competitors, strategic partners and licensing partners, could lead to pricing pressure on our products and services and could be disruptive to our licensing and strategic relationships.

                          Risks Related to Our Company

One of our growth strategies is to make investments and form alliances with early-stage companies involved in emerging technologies, and these investments may not be successful.

   Part of our growth strategy is to make investments in companies involved in emerging technologies. These investments allow us to develop marketing and strategic alliances, which serve as an important vehicle through which we market our own Web-enabled services, such as Orchestrate(R). We made investments of approximately $8.3 million in 1998, $8.2 million in 1999 and $13.3 million in the quarter ended March 31, 2000 in companies engaged in emerging technologies. Since many of the companies in which we make investments are small, early-stage companies, our investments are subject to the significant risks faced by these companies, which could result in the loss of our investment.

We may not have opportunities to acquire equity interests in additional companies, which could impede our growth strategy.

   Our equity investments, which are typically made through or held by a subsidiary, have significant value on a stand-alone basis. In the future, we may not be able to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may not be able to acquire an interest in the company. If we cannot acquire equity interests in attractive companies, our growth strategy may not succeed. We may not be able to acquire equity interests in attractive companies for many reasons, including:

  . a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

  .  incompatibility between us and management of the company;

  . competition with other investors to make equity investments in the same company;

  .  a lack of capital to acquire an interest in the company; and

  . the unwillingness of the company to enter into a strategic agreement with us or to provide us with an equity interest.

We may be unable to obtain maximum value for our equity investments.

   We have significant positions in several public and private companies, including Healtheon/WebMD Corporation, S1 Corporation, USA.NET, Inc., Webforia, Inc. and Derivion Corporation. We may from time to time sell or otherwise monetize all or a portion of these investments to provide working capital or for other business purposes. For example, in November and December 1999 and the quarter ended March 31, 2000, we sold a significant portion of our Healtheon/WebMD holdings in open market transactions and used substantially all of the proceeds to repay our revolving credit facility, pay taxes on such sales of investments and to invest in other private companies. If we divest all or part of any equity interest, we may not receive maximum value for our position. For equity investments in publicly traded stock, we may be unable to sell our interests at then quoted market prices. Furthermore, for those equity interests that are not publicly traded, the realizable value of our interest may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

The value of our business may fluctuate because the value of some of our equity investments fluctuates.

   A portion of our assets includes the equity securities of both publicly traded and non-publicly traded companies. In particular, we own a significant number of shares of common stock of Healtheon/WebMD and S-1 Corporation, which are publicly traded companies. The market price and valuations of the securities that we hold in these and other companies may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of the securities that we hold in other companies may result in fluctuations of the market price of our common stock and may reduce the amount of working capital we have available.

We may incur significant costs and may be forced to make disadvantageous business decisions to avoid investment company status, and we may suffer adverse consequences if we are deemed to be an investment company.

   We may incur significant costs and may be forced to make disadvantageous business decisions to avoid investment company status. For example, we may be forced to forego attractive investment opportunities or we may have to dispose of investments before we might otherwise do so in order to avoid investment company status. Furthermore, we may suffer other adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940. Some investments made by us may constitute investment securities under the 1940 Act. In some instances, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to various exclusions. In other instances, a company may be deemed to be an investment company if more than 45% of its total assets consists of, and more than 45% of its net income after taxes attributable to it over the last four quarters is derived from, ownership interests in companies it does not control, subject to various exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act, unless a particular exclusion or safe harbor applies. If we are deemed to be an investment company and we register as one with the SEC, we would become subject to the requirements of the 1940 Act. As a consequence, we could be prohibited from engaging in business or issuing our securities in the manner we have in the past. If we are deemed to be an unlawfully unregistered investment company, we might be subject to civil and criminal penalties. In addition, some of our contracts might be voidable, and a court appointed receiver could take control of us and liquidate our business.

If we cannot implement a plan to segregate our Web-related assets and develop strategic partnerships and alliances, we may not be able to implement our growth strategy.

   On October 28, 1999, we announced that we are developing plans to segregate our Web-related assets in stand-alone entities for which we will seek strategic partnerships and other strategic alliances. We currently have no specific plans, agreements or commitments with respect to the segregation of our Web-related assets, or any strategic partnerships or alliances with respect to those assets. Moreover, we may not be able to identify suitable strategic partners or alliances with respect to our Web-related assets. Even if we identify suitable strategic partners and alliances, we may not be able to negotiate or consummate any particular partnership or alliance. If we cannot implement a plan to segregate our Web-related assets and develop strategic partnerships and alliances, we may not be able to implement our growth strategy.

If our strategic relationships are not successful we may not be able to increase our sales and revenue.

   A principal element of our strategic plan is the creation and maintenance of strategic relationships that will enable us to offer our products and services to a larger customer base than we could otherwise reach through our direct marketing efforts. Examples of our strategic partners include Healtheon/WebMD and Webforia. Failure of one or more of our strategic partners to successfully develop and sustain a market for our services, or the termination of one or more of our relationships with a strategic partner, could hinder our ability to increase our sales and our revenue. Although we view our strategic relationships as a key factor in our overall business strategy and in the development and commercialization of our products and services, our strategic partners may not view their relationships with us as significant for their own businesses and any one of them could reassess their commitment to us in the future. The ability of our strategic partners to incorporate our products and services into successful commercial ventures will require us, among other things, to continue to successfully enhance our existing products and services and develop new ones. Our inability to meet the requirements of our strategic partners or to comply with the terms of our strategic partner arrangements could result in our strategic partners failing to market our services, seeking alternative providers of communications and information services or canceling their contracts with us.

The termination of our strategic relationship with MCI WorldCom may hinder our ability to increase our sales and our revenue.

   In November 1996, we entered into a strategic alliance agreement with WorldCom, now known as MCI WorldCom, whereby MCI WorldCom was required, among other things, to provide us with the right of first opportunity to provide computer telephony services for a period of at least 25 years. Subsequent to entering into this strategic alliance agreement, WorldCom merged with MCI, a competitor of ours with respect to some services, to form MCI WorldCom. The minimum payment levels under the strategic alliance agreement ceased at the end of September 1998. In June 1999, we filed a lawsuit against MCI WorldCom alleging breach of this strategic alliance agreement. We settled this lawsuit in April 2000, and in connection with the settlement we terminated the strategic alliance agreement.

Financial difficulties of our strategic partners or licensees could adversely impact our earnings.

   The majority of companies that have chosen to outsource their communications services to us are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. If any of our strategic partners or licensees suffer financial difficulties, it could hurt our financial performance and adversely impact our earnings. For example, during the second quarter of 1998, a licensing customer and a strategic partner in our enhanced calling services group initiated proceedings under Chapter 11 of the U.S. Bankruptcy Code. We recorded approximately $8.4 million of charges in the second quarter of 1998 associated with uncollectible accounts receivable, primarily related to these financially distressed customers. The financial difficulties of these two customers, as well as revenue shortfalls in the voice and data messaging group and other unanticipated costs and one-time charges, contributed to an after tax loss for the second quarter of 1998.

Our future success depends on market acceptance of our unified messaging products and services, which includes Orchestrate(R).

   Unified messaging, also known as integrated messaging, allows a person to access all of their messaging devices, such as voice-mail, e-mail and facsimile, from a computer or telephone. Market acceptance of unified messaging products and services generally requires that individuals and enterprises accept new ways of communicating and exchanging information. A decline in the demand for, or the failure to achieve broad market acceptance of, our unified messaging products and services could hinder our ability to maintain and increase our revenue. We believe that broad market acceptance of our unified messaging products and services will depend on several factors, including:

  .  ease of use;

  .  price;

  .  reliability;

  .  access and quality of service;

  .  system security;

  .  product functionality; and

  .  the effectiveness of strategic marketing and distribution relationships.

If we do not met these challenges, our unified messaging products and services, including Orchestrate(R), may not achieve broad market acceptance or market acceptance may not occur quickly enough to justify our investment in these products and services.

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on the market acceptance of our Web-enabled products and services, including Orchestrate(R).

   We believe the concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from using Internet-related products and services. If our Web-enabled services, such as Orchestrate(R), do not include sufficient security features, our Web-enabled products and services may not gain market acceptance, or there may be additional legal exposure. Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruption in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments in efforts to protect against or remedy these types of security breaches. Additionally, as electronic commerce becomes more widespread, our customers will become more concerned about security. If we are unable to adequately address these concerns, we may be unable to sell our Web-enabled products and services.

If our quarterly results do not meet the expectations of public market analysts and investors our stock price may decrease.

   Quarterly revenue is difficult to forecast because the market for our services is rapidly evolving. Our expense levels are based, in part, on our expectations as to future revenue. If revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In this event, the market price of our common stock will likely decline.

   Our operating results have varied significantly in the past and may vary significantly in the future. Specific factors that may cause our future operating results to vary include:

  . the unique nature of strategic relationships into which we may enter in the future;

  . changes in operating expenses resulting from our strategic relationships and other factors;

  .  the financial performance of our strategic partners;

  .  the performance of strategic equity investments;

  .  the timing of new product and service announcements;

  . market acceptance of new and enhanced versions of our products and services, including Orchestrate(R);

  .  the success or failure of past or potential future acquisitions;

  . changes in legislation and regulations that may affect the competitive environment for our products and services; and

  .  general economic and seasonal factors.

   In the future, revenue from our strategic investments and strategic relationships may become an increasingly significant portion of our total revenue. Due to the unique nature of each strategic investment and relationship, these investments and relationships may change the mix of our expenses relative to our revenue.

If we are not able to expand our document distribution services, it may adversely affect customer relationships and perceptions of our business in the markets in which we provide document distribution services.

   We intend to accelerate growth of our document distribution services throughout the world by expansion of our proprietary private worldwide document distribution network and the acquisition of entities engaged in the business of document distribution services. We may not be able to expand our ability to:

  . provide document distribution services at a rate or in a manner satisfactory to meet the demands of existing or future customers;

  . increase the capacity of our document distribution network to process increasing amounts of document traffic;

  . integrate and increase the capability of our document distribution network to perform tasks required by our customers; or

  . identify and establish alliances with new partners in order to enable us to expand our document distribution network into new geographic regions.

If we are not able to accomplish these things it could adversely affect customer relationships and perceptions of our business in the markets in which we provide document distribution services. In addition, this growth will involve substantial investments of capital, management and other resources. We may not generate sufficient cash for future growth of our document distribution business through earnings or external financings, and external financings may not be available on terms acceptable to us. Further, we may not be able to employ any of these resources in a manner that will result in accelerated growth.

We do not typically have long-term contractual agreements with our customers and our customers may not transact business with us in the future.

   We expect that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than our technologies. We do not typically have long-term contractual agreements with our customers, and our customers may not continue to transact business with us in the future if:

  .  our products and services become obsolete;

  . competitors develop products and services that are more sophisticated, efficient or cost-effective; or

  . technological advances allow our customers to satisfy their own telecommunications needs.

We rely on Amway Corporation for significant revenue and any loss of business from Amway may hurt our financial performance and cause our stock price to decline.

   We have historically relied on sales through Amway Corporation for a substantial portion of our revenue. Sales to Amway accounted for approximately 21.8% of our revenue in 1997, 9.4% in 1998, 6.8% in 1999 and 8.2% in the quarter ended March 31, 2000. Although total revenue from Amway has decreased significantly, Amway remains a significant customer. Our relationship with Amway and its distributors may not continue at historical levels, and there is no long-term price protection for services provided to Amway. Continued loss in total revenue from Amway or diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could hurt our financial performance and cause our stock price to decline.

If we do not attract and retain highly qualified and creative technical personnel we may not be able to sustain or grow our business.

   We believe that to be successful we must hire and retain highly qualified and creative engineering and product development personnel. Competition in the recruitment of highly qualified and creative personnel in the information and telecommunications services industry is intense. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled technical employees with appropriate qualifications. We may not be able to retain our key technical employees and we may not be able to attract qualified personnel in the future. If we are not able to locate, hire and retain qualified technical personnel, we may not be able to sustain or grow our business.

Our business may suffer if we do not retain the services of our chief executive officer.

   We believe that our continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, our Chairman and Chief Executive Officer. The familiarity of Mr. Jones with the markets in which we compete and emerging technologies, such as the Internet, makes him especially critical to our success. We maintain key man life insurance on Mr. Jones in the amount of $3.0 million.

Downtime in our network infrastructure could result in the loss of significant customers.

   We currently maintain facilities with telecommunications equipment that routes telephone calls and computer telephony equipment in approximately 300 locations throughout the world. The delivery of our products and services is dependent, in part, upon our ability to protect the equipment and data at our facilities with telecommunications equipment that routes telephone calls against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Despite taking a variety of precautions, we have experienced downtime in our networks from time to time and we may experience downtime in the future. These types of service interruptions could result in the loss of significant customers, which could cause us to lose revenue. We take substantial precautions to protect ourselves and our customers from events that could interrupt delivery of our services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware, fire protection systems and other contingency plans. In addition, some of our networks are designed so that the data on each network server is duplicated on a separate network server. We also maintain business interruption insurance providing for aggregate coverage of approximately $86.1 million per policy year. However, we may not be able to maintain this insurance in the future, it may not continue to be available at reasonable prices, and it may not be sufficient to compensate us for losses that we experience due to our inability to provide services to our customers.




If our frame relay network architecture becomes obsolete, we may have to invest significant capital to upgrade or replace our private frame relay network.

   We made a significant investment in a private frame relay network when we acquired Voice-Tel in 1997. A frame relay network is a telecommunications network that uses packet switching to transmit data through the network and relies on high quality phone lines to minimize errors. Packet switching is a process that allows data to be subdivided into individual packets of data, each packet carrying its own destination address. The packets are then reassembled at their final destination. Packet switching is an efficient method of moving data over a network because each packet can go a different route. There are alternative network architectures, which are the structures and protocols of any computer network, including emerging broadband networks. Moreover, technological advances may lead to the development of additional network architectures. If the telecommunications industry standardizes on an architecture other than frame relay or our private frame relay network becomes obsolete, we would need to invest significant capital to upgrade or replace our private frame relay network.

If we fail to predict growth in our network usage and add needed capacity, then the quality of our service offerings may suffer.

   As network usage grows, we will need to add capacity to our hardware and software, our facilities with telecommunications equipment that routes telephone calls and our private frame relay network. This means that we continuously attempt to predict growth in our network usage and add capacity accordingly. If we do not accurately predict and efficiently manage growth in our network usage, the quality of our service offerings may suffer and we may lose customers.

Software failures or errors may result in failure of our platforms and/or networks, which could result in increased costs and lead to interruptions in our services and losses of significant customers and revenue.

   The software that we have developed and utilized in providing our products and services, including the Orchestrate(R) software, may contain undetected errors. Although we generally engage in extensive testing of our software prior to introducing the software onto any of our networks and/or product equipment, errors may be found in the software after the software goes into use. Any of these errors may result in partial or total failure of our networks, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of customers to use our networks or the cancellation of services by significant customers. We maintain technology errors and omissions insurance coverage of $35.0 million per policy aggregate. However, we may not be able to maintain this insurance or it may not continue to be available at reasonable prices. Even if we maintain this insurance, it may not be sufficient to compensate us for losses we experience due to our inability to provide services to our customers.

Interruption in long distance telecommunications services could result in service interruptions and a loss of significant customers and revenue.

   Our ability to maintain and expand our business depends, in part, on our ability to continue to obtain telecommunication services on favorable terms from long distance carriers. We do not own a transmission network. As a result, we depend on MCI WorldCom, AT&T, Teleglobe Inc. and Cable & Wireless, and other long distance carriers for transmission of our customers' long distance calls. These long distance telecommunications services generally are procured under supply agreements with multiyear terms. These supply agreements are subject to various early termination penalties and minimum purchase requirements. We have not experienced significant losses in the past due to interruptions of long-distance service, but we might experience these types of losses in the future.

The partial or total loss of our ability to receive or terminate telephone calls could result in service interruptions and a loss of significant customers and revenue.

   We depend on local phone companies that provide local transmission services, known as local exchange carriers, as well as companies that purchase and resell local transmission services, known as competitive local exchange carriers, for call origination and termination. The partial or total loss of the ability to receive or terminate calls could result in service interruptions and a loss of significant customers and revenue. We have not experienced significant losses in the past due to interruptions of service at terminating carriers, but we might experience these types of losses in the future.

If we have to relocate our equipment or change our network transmission provider, we could experience interruptions in our services and increased costs, which could cause us to lose customers.

   We lease capacity on the MCI WorldCom communications network to provide network connections and data transmission within our private frame relay network. Our telecommunications agreement with MCI WorldCom expires in September 2000. We have equipment co-located at various MCI WorldCom sites under co-location agreements that are terminable by either party upon 30 days written notice. Our ability to maintain network connections is dependent upon our access to transmission facilities provided by MCI WorldCom or an alternative provider. We may not be able to continue our relationship with MCI WorldCom beyond the terms of our current agreements and we may not be able to find an alternative provider on terms as favorable as those offered by MCI WorldCom or on any other terms. If we have to relocate our equipment or change our network transmission provider, we could experience interruptions in our service and/or increased costs, which could adversely effect our customer relationships and customer retention.

Any significant difficulty obtaining voice messaging equipment could lead to interruption in service and loss of customers and revenue, and technological obsolescence of our voice messaging equipment could result in substantial capital expenditures.

   We do not manufacture voice messaging equipment used at our voice messaging service centers, and this equipment is currently available from a limited number of sources. Although we have not historically experienced any significant difficulty in obtaining equipment required for our operations and believe that viable alternative suppliers exist, shortages may arise in the future or alternative suppliers may not be available. Our inability to obtain voice messaging equipment in the future could result in delays or reduced delivery of messages, which could lead to a loss of customers and revenue. In addition, technological advances may result in the development of new voice messaging equipment and changing industry standards, which could cause our voice messaging equipment to become obsolete. These events could require us to invest significant capital in upgrading or replacing our voice messaging equipment.

Returned transactions or thefts of services could lead to a loss of revenue, and could adversely affect customer relationships and perceptions of our business in the markets in which we do business.

   If our internal controls, risk management practices and bad debt reserve practices are not adequate, returned transactions, unauthorized transactions or thefts of services could lead to a loss of revenue, and could adversely affect customer relationships and perceptions of our business in the markets in which we do business.

   We use two principal financial payment clearance systems in connection with our enhanced calling services: the Federal Reserve's Automated Clearing House for electronic fund transfers; and the national credit card systems for electronic credit card settlement. In our use of these established payment clearance systems, we generally bear credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. We could experience material revenue losses due to these types of returned transactions.

   From time to time, persons have gained unauthorized access to our network and obtained services without rendering payment to us by unlawfully using the access numbers and personal identification numbers of authorized users. In addition, in connection with our wholesale prepaid telephone card relationships, we have experienced unauthorized activation of prepaid telephone cards. We could experience material revenue losses due to unauthorized use of access numbers and personal identification numbers, unauthorized activation of prepaid calling cards, activation of prepaid calling cards in excess of the prepaid amount, or theft of prepaid calling cards.

   We attempt to manage these risks through our internal controls and proprietary billing systems. We attempt to prohibit a single access number and personal identification number from establishing multiple simultaneous connections to our telecommunications equipment, and generally we establish preset spending limits for each subscriber. We also maintain reserves for these risks. However, past experience in estimating and establishing reserves and our historical losses are not necessarily accurate indicators of future losses or the adequacy of the reserves we may establish in the future.

Our debt could harm our liquidity and our ability to obtain additional financing, and could make us more vulnerable to economic downturns and competitive pressures.

   In 1997, we incurred $172.5 million in indebtedness by issuing convertible notes to the public. We have significant interest payment obligations as result of these convertible notes. Our debt could inhibit our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. Our debt could also harm our liquidity, because a substantial portion of available cash from operations may have to be applied to meet debt service requirements. In the event of a cash shortfall, we could be forced to reduce other expenditures and forego potential acquisitions and investments to be able to meet these debt repayment requirements.

An increase in the rate of amortization of goodwill or other intangible assets or future write-downs could cause our financial performance to suffer in future periods.

   As of March 31, 2000, we had approximately $412.0 million of goodwill and other intangible assets reflected on our financial statements. We are amortizing the goodwill and other intangibles over a range of periods we believe appropriate for the assets. If the amortization period for any of these assets is accelerated due to a reevaluation of the useful life of these assets or for any other reason, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill or other intangible assets, which could cause our financial performance to suffer in future quarters.

Our articles of incorporation and bylaws and Georgia corporate law may inhibit a takeover, which may not be in the interests of shareholders.

   There are several provisions in our articles of incorporation and bylaws and Georgia corporate law that may inhibit a takeover, even when a takeover may be in the interests of our shareholders. For example, our board of directors is empowered to issue preferred stock without shareholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of PTEK by means of a tender offer, merger, proxy contest or otherwise. Our articles of incorporation also divide the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. The classification of the board of directors could make it more difficult for a third party to acquire control of PTEK because only one-third of the board is up for election each year. We are also subject to provisions of the Georgia Business Corporation Code that relate to business combinations with interested shareholders, which can serve to inhibit a takeover. In addition to considering the effects of any action on us and our shareholders, our articles of incorporation permit our board of directors and the committees and individual members of the board to consider the interests of various constituencies, including employees, customers, suppliers, and creditors, communities in which we maintain offices or operations, and other factors which they deem pertinent, in carrying out and discharging their duties and responsibilities and in determining what is believed to be our best interests.

Our rights plan may also inhibit a takeover, which may not be in the interests of shareholders.

   In June 1998, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of common stock. Each right entitles the registered holder to purchase one one-thousandth of a share of Series C junior participating preferred stock at a price of sixty dollars per one-thousandth of a Series C preferred share, subject to adjustment. The rights may have anti-takeover effects because they will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. However, the rights should not interfere with any merger, statutory share exchange or other business combination approved by the board of directors since the rights may be terminated by the board of directors at any time on or prior to the close of business ten business days after announcement by us that a person has become an acquiring person. The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with the board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, us.

                       Risks Related to Past Acquisitions

If we cannot successfully integrate and consolidate the operations of acquired businesses into our operations, we may not realize sufficient cost savings and economies-of-scale.

   We are continuing to integrate the operations of several businesses acquired in 1997 and 1998 by attempting to eliminate duplicative and unnecessary costs. The successful integration and consolidation of the operations of acquired businesses into our operations is critical to our future performance. If we cannot successfully integrate and consolidate the operations of acquired businesses with our operations on schedule or at all, these acquisitions may not result in sufficient cost savings or economies-of-scale and operational synergies may not develop. Potential challenges to the successful integration and consolidation of the operations of acquired businesses include:

  .  consolidation of service centers and work forces;

  .  elimination of unnecessary costs; and

  .  integration and retention of new personnel.

If we cannot successfully integrate technologies, products, services and systems from acquired businesses with ours, we may not generate sufficient revenue and operational synergies may not develop.

   We are continuing to integrate previously acquired technologies, products, service offerings and systems with ours. We have experienced and may continue to experience difficulty integrating incompatible systems of acquired businesses into our networks. As a result, our integration plans may materially change in the future. If we cannot successfully integrate technologies, products, services and systems from acquired businesses with ours, we may not generate sufficient revenue and operational synergies may not develop. Challenges to the successful integration of acquired technologies, products, service offerings and systems include:

  .  localization of our products and services;

  .  integration of technologies, telecommunications equipment and networks;

  . cross-selling of products and services to our customer base and customer bases of acquired businesses; and

  .  compliance with regulatory requirements.

If we do not properly manage the growth we have experienced through acquisitions, our administrative, technical and financial resources may be strained, which could cause the quality of our products and services to suffer.

   We have experienced substantial growth in revenue and personnel in recent years, particularly in 1997 and early 1998, a substantial portion of which has been accomplished through our acquisitions of Voice-Tel Enterprises, Inc. and its related entities and franchisees, VoiceCom Systems, Inc., Xpedite Systems, Inc. and American Teleconferencing Services Ltd. Our growth through acquisitions has placed significant demands on all aspects of our business, including our administrative, technical, and financial personnel and systems. Additional expansion may further strain our administrative, technical, financial, management and other resources. Our systems, procedures, controls and existing space may not be adequate to support expansion of our operations. If we are unable to do this, then the quality of our services may suffer, which will make it difficult to grow or maintain our market share in the markets in which we compete.

                 Risks Related to Possible Future Acquisitions

We intend to pursue future acquisitions and we may face risks in acquiring and integrating other businesses, products and technologies.

   We intend to pursue future acquisitions of businesses, products and technologies that we believe will complement our business. As a result, we regularly evaluate acquisition opportunities, frequently engage in acquisition discussions, conduct due diligence activities in connection with possible acquisitions, and, where appropriate, engage in acquisition negotiations. We may not be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets. In addition, we compete for acquisitions and expansion opportunities with companies that have substantially greater resources and competition with these companies for acquisition targets could result in increased prices for possible targets. Acquisitions also involve numerous additional risks to the company and investors, including:

  . difficulties in the assimilation of the operations, services, products and personnel of the acquired company;

  . the diversion of our management's attention from other business concerns;

  . entry into markets in which we have little or no direct prior experience;

  .  potentially dilutive issuances of equity securities;

  .  the assumption of known and unknown liabilities; and

  . adverse financial impact from the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets.

If we fail to assimilate and retain key employees of future businesses we acquire, it could jeopardize the success of the acquisition.

   Assimilation and retention of the key employees of an acquired company are generally important to the success of an acquisition. If we fail to assimilate and retain any key employees of any business we acquire, the acquisition may not result in revenue growth, operational synergies or product and service enhancements, which could jeopardize the success of the acquisition.

Future acquisitions may involve restructuring and other special charges, which may cause our financial performance to suffer during the period in which the charge is taken.

   We have taken, and in the future may take, charges in connection with acquisitions, which may cause our financial performance to suffer during the period in which the charge is taken. In addition, the costs and expenses incurred may exceed the estimates upon which these charges are based. During the second quarter of 1997, we took a pre-tax charge of approximately $40.0 million in connection with the acquisition of Voice-Tel. During the third quarter of 1997, we took a pre-tax charge of approximately $14.1 million in connection with the acquisition of VoiceCom. We also recorded restructuring and other special charges before income taxes of approximately $4.5 million in connection with the acquisition of Xpedite.

                     Risks Related to Intellectual Property

We may not be able to protect our proprietary technology and intellectual property rights, which could result in the loss of our rights or increased costs.

   We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology, brand and marks. These laws and contractual provisions provide only limited protection of our proprietary rights and technology. If we are not able to protect our intellectual property and our proprietary rights and technology, we could lose those rights and incur substantial costs policing and defending those rights. Our proprietary rights and technology include confidential information and trade secrets that we attempt to protect through confidentiality and nondisclosure provisions in our licensing, services, reseller and other agreements. We typically attempt to protect our confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate and our competitors may independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. Furthermore, some of our systems, such as those used in our document distribution business are not proprietary and, as a result, this information may be acquired or duplicated by existing and potential competitors.

If claims alleging patent, copyright or trademark infringement are brought against us and successfully prosecuted against us, it could result in substantial costs.

   Many patents, copyrights and trademarks have been issued in the general areas of information services and telecommunications, computer telephony, the Internet and unified messaging, which allow a person to access all of their messaging devices from a computer or telephone. From time to time, in the ordinary course of our business, we have been and expect to continue to be, subject to third party claims that our current or future products or services infringe the patent, copyright or trademark rights or other intellectual property rights of third parties. Claims alleging patent, copyright or trademark infringement may be brought against us with respect to current or future products or services. If these types of actions or claims are brought we may not ultimately prevail and any claiming parties may have significantly greater resources than we have to pursue litigation of these types of claims. Any infringement claims, whether with or without merit, could:

  .  be time consuming and a diversion to management;

  .  result in costly litigation;

  .  cause delays in introducing new products and services or enhancements;

  .  result in costly royalty or licensing agreements; or

  . cause us to discontinue use of the challenged technology, tradename or service mark at potentially significant expense associated with the marketing of a new name or the development or purchase of replacement technology.

   For detailed descriptions of our prior and current infringement claims, see the documents previously filed and to be filed with the SEC that are described under "Incorporation By Reference."


                      Risks Related to Pending Litigation

Our pending litigation could be costly, time consuming and a diversion to management and, if adversely determined, could result in the loss of rights or substantial liabilities for damages.

   In the ordinary course of our business, we are subject to a variety of claims and litigation from third parties, including allegations that our products and services infringe the patents, trademarks and copyrights of these third parties. We have several litigation matters pending, which we are defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, we cannot predict the outcome of these litigation matters. Regardless of the outcome, these litigation matters could be costly, time consuming and a diversion of management and other resources. If the outcome of one or more of these matters is adverse to us, it could result in a loss of material rights or substantial liabilities for damages.

   For detailed descriptions of our material pending litigation, see the documents previously filed and to be filed with the SEC that are described under "Incorporation By Reference."

Our pending shareholder litigation in the United States District Court for the Northern District of Georgia could be costly, time consuming and a diversion to management and, if adversely determined, could result in substantial liabilities.

   We and some of our officers and directors have been named as defendants in multiple shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. Plaintiffs seek to represent a class of individuals (including a subclass of former Voice-Tel franchisees and a subclass of former Xpedite shareholders) who purchased or otherwise acquired our common stock between February 11, 1997 through June 10, 1998. Plaintiffs allege, among other things, violation of Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12 and 15 of the Securities Act of 1933. We filed a motion to dismiss the complaint on April 14, 1999. On December 14, 1999, the court issued an order that dismissed the claims under
Section 10(b) and 20 of the Exchange Act without prejudice, and dismissed the claims under Section 12(a)(1) of the Securities Act with prejudice. The effect of this order was to dismiss from this lawsuit all open-market purchases by the plaintiffs. The plaintiffs filed an amended complaint on February 29, 2000, which we moved to dismiss on April 14, 2000. Due to the inherent uncertainties of the litigation process and the judicial system, we cannot predict the outcome of this litigation. Regardless of the outcome, this matter could be costly, time consuming and a diversion to management and other resources. If the outcome of this matter is adverse to us, it could result in substantial damages.

Our pending shareholder litigation in the United States District Court for the Southern District of New York could be costly, time consuming and a diversion to management and, if adversely determined, could result in substantial liabilities.

   A lawsuit was filed on November 4, 1998 against us, as well as individual defendants Boland T. Jones, Patrick G. Jones, George W. Baker, Sr., Eduard J. Mayer and Raymond H. Pirtle, Jr. in the Southern District of New York. Plaintiffs were shareholders of Xpedite who acquired our common stock as a result of the merger between PTEK and Xpedite in February 1998. Plaintiffs' allegations are based on the representations and warranties made by us in the prospectus and the registration statement related to the merger, the merger agreement and other documents incorporated by reference, regarding our acquisitions of Voice-Tel and VoiceCom, our roll-out of Orchestrate(R), our relationship with customers Amway Corporation and DigiTEC 2000, Inc., and our 800-based calling card service. Plaintiffs allege causes of action against us for breach of contract, against all defendants for negligent misrepresentation, violations of Sections 11 and 12(a)(2) of the Securities Act of 1933, and against the individual defendants for violation of Section 15 of the Securities Act of 1933. Plaintiffs seek undisclosed damages together with pre- and post-judgment interest, recission or recissory damages as to violation of Section 12(a)(2) of the Securities Act of 1933, punitive damages, costs and attorneys' fees. The defendants' motion to transfer venue to Georgia has been granted. The defendants' motion to dismiss has been granted in part and denied in part. The Company filed an answer on March 30, 2000. Due to the inherent uncertainties of the litigation process and the judicial system, we cannot predict the outcome of this litigation. Regardless of the outcome, this matter could be costly, time consuming and a diversion to management and other resources. If the outcome of this matter is adverse to us, it could result in substantial damages.

                     Risks Related to Government Regulation

U.S. or other government regulations and legal uncertainties related to the Internet may place financial burdens on our business related to compliance.

   Currently, there are few laws or regulations directed specifically at electronic commerce and the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, on-line gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet, which could impede the growth of our Web-enabled products and services and place additional financial burdens on our business in order to comply with new laws and regulations.

   Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. For example, the United States Congress recently enacted laws regarding on-line copyright infringement and the protection of information collected on-line from children. Although these laws may not have a direct adverse effect on our business, they add to the legal and regulatory uncertainty regarding the Internet and possible future costs of regulatory compliance.

Our failure to comply with various government regulations related to long distance and operator service could impair our ability to deliver our products and services.

   Premiere Communications, Inc., our operating subsidiary that provides regulated long distance telecommunications and operator services, is subject to regulation by the FCC and by various state public service and public utility commissions, and is affected by regulatory decisions, trends and policies made by these agencies. Various international authorities may also seek to regulate the long distance and operator services provided by Premiere Communications. If Premiere Communications fails to comply with these various government regulations, we could be prohibited from providing these services and we might be subject to fines or forfeitures and civil or criminal penalties for non-compliance.

   Interstate and International Long Distance. Premiere Communications has made the requisite filings with the FCC to provide interstate and international long distance services. As a condition of providing these types of services, Premiere Communications must comply with various FCC requirements, including;

  .  tariff requirements;

  .  reporting obligations;

  . payment of regulatory assessments in connection with programs like universal-service, telecommunications relay service and payphone compensation; and

  .  submission to the FCC's jurisdiction for resolution of complaints.

   Intrastate Long Distance. In order to provide intrastate long distance service, Premiere Communications generally is required to obtain certification from state public utility commissions, to register with these commissions or to be found exempt from this registration. Premiere Communications is currently authorized to provide long distance telecommunications services in 46 states and in the District of Columbia, and is seeking authorization to provide long distance telecommunications services in the four other states. In addition, as a condition of providing intrastate long distance services, Premiere Communications generally is required to:

  . comply with public utility commission tariff requirements, reporting obligations and regulatory assessments; and

  . submit to public utility commission jurisdiction over complaints, transfers of control and financing transactions.

   Operator Service. With the exception of three states, Colorado, Michigan and Arizona, in which its applications to provide operator service (i.e., "0+") are pending, Premiere Communications is authorized to provide operator service in each state where it provides long distance telecommunications service.

   Premiere Communications uses reasonable efforts to ensure that its operations comply with these regulatory requirements. However, Premiere Communications may not be currently in compliance with all FCC and state regulatory requirements. Furthermore, Premiere Communications' facilities do not prevent its customers from making long distance calls in any state, including states in which it currently is not authorized to provide intrastate telecommunications services and operator services. Premiere Communications' provision of long distance telecommunications and operator services in states where it is not in compliance with public utility commission requirements could result in prohibitions on providing long distance service and subject us to fines or forfeitures and civil or criminal penalties for non-compliance.

We may become subject to new laws and regulations involving services and transactions in the areas of electronic commerce, which could increase costs of compliance.

   In conducting our business, we are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and we are also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System. Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury has promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, these laws, rules and regulations could be imposed on our business and industry and could result in substantial compliance costs.

            Risks Related to International Operations and Expansion

Our future success depends on our expansion into international markets and revenue from international operations may not grow enough to offset the cost of expansion.

   A component of our strategy is our planned expansion into international markets. Revenue from international operations may not grow enough to offset the cost of establishing and expanding these international operations. We currently deliver document distribution services worldwide. We also operate voice and data messaging service centers in Canada, Australia, New Zealand, Puerto Rico, the United Kingdom, Italy, Japan, Hong Kong, Taiwan and South Korea. In addition, we have conferencing operations in Canada and Australia. While we have significant international experience in the delivery of our document distribution services, we have only limited experience in marketing and distributing our conferencing services, voice and data messaging services, and unified messaging services internationally. Accordingly, we may not be able to successfully market, sell and deliver our voice and data messaging, conferencing and unified messaging services in the new international markets.

There are risks inherent in international operations that could hinder our international growth strategy.

   Our ability to achieve future success will depend in part on the expansion of our international operations. There are difficulties and risks inherent in doing business on an international level that could prevent us from selling our products and services in other countries or hinder our expansion once we have established international operations, including:

  . burdensome regulatory requirements and unexpected changes in these requirements;

  .  export restrictions and controls relating to technology;

  .  tariffs and other trade barriers;

  .  difficulties in staffing and managing international operations;

  .  longer payment cycles;

  .  problems in collecting accounts receivable;

  .  political and economic instability;

  .  fluctuations in currency exchange rates;

  . seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

  .  potentially adverse tax consequences.

We could experience losses from fluctuations in currency exchange rates.

   We conduct business outside the U.S. and some of our expenses and revenue are derived in foreign currencies. In particular, a significant portion of our document distribution business is conducted outside the U.S. and a significant portion of our revenue and expenses from that business are derived in foreign currencies. Accordingly, we could experience material losses due to fluctuations in foreign currencies. We have not experienced any material losses from fluctuations in currency exchange rates, but we could in the future. We typically denominate foreign transactions in foreign currency and have not regularly engaged in hedging transactions, although we may engage in hedging transactions from time to time in the future.

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   When used in this prospectus and elsewhere by management or PTEK from time to time, the words "believes," "anticipates," "expects," "will," "may," "should," "intends," "plans," "estimates," "predicts," "potential," "continue" and similar expressions are intended to identify forward-looking statements concerning our operations, economic performance and financial condition. These include, but are not limited to, forward-looking statements about our business strategy and means to implement the strategy, our objectives, the amount of future capital expenditures, the likelihood of our success in developing and introducing new products and services and expanding our business, and the timing of the introduction of new and modified products and services. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in PTEK's forward-looking statements, including the following factors:

  . factors described from time to time in our press releases, reports and other filings made with the Securities and Exchange Commission;

  . competitive pressures among communications services providers, including pricing pressures, may increase significantly;

  . our ability to respond to rapid technological change, the development of alternatives to our products and services and the risk of obsolescence of our products, services and technology;

  .  market acceptance of new products and services;

  . strategic investments in early stage companies, which are subject to significant risks, may not be successful and returns on such strategic investments, if any, may not match historical levels;

  . the value of our business may fluctuate because the value of some of our strategic equity investments fluctuates;

  .  our ability to manage our growth;

  . costs or difficulties related to the integration of businesses and technologies, if any, acquired or that may be acquired by us may be greater than expected;

  . expected cost savings from past or future mergers and acquisitions may not be fully realized or realized within the expected time frame;

  . revenues following past or future mergers and acquisitions may be lower than expected;

  . operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected;

  . the success of our strategic relationships, including the amount of business generated and the viability of the strategic partners, may not meet expectations;

  . possible adverse results of pending or future litigation or adverse results of current or future infringement claims;

  . risks associated with interruption in our services due to the failure of the platforms and network infrastructure utilized in providing our services;

  .  risks associated with expansion of our international operations;

  . general economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected;

  . legislative or regulatory changes may adversely affect the business in which we are engaged; and

  .  changes in the securities markets may negatively impact us.

   PTEK cautions that these factors are not exclusive. Consequently, all of the forward-looking statements made in this prospectus and in documents incorporated in this prospectus are qualified by these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. PTEK takes on no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, or the date of the statement, if a different date.

                                   OUR BUSINESS

   We began doing business in 1991 with the vision to enhance telephone-based communications. Our telephony solutions provide a virtual office for thousands of mobile professionals worldwide. In 1996, we saw the opportunity to integrate the Internet into everyday business and personal communications solutions. We are Web-enabling our traditional network-based solutions, including document distribution, interactive voice response, conferencing, voice messaging and enhanced calling services. Combining the power of the Internet with the reach of the telephone, we offer an array of innovative solutions to simplify the communications people rely on everyday at work and at home.

   The shares of our common stock being offered by the selling shareholders were issued in August 1999 in connection with our acquisition of Intellivoice Communications, Inc. As part of this acquisition, we entered into a registration rights agreement with some of the former Intellivoice shareholders. The registration statement of which this prospectus forms a part was filed pursuant to that registration rights agreement.

   We are a Georgia corporation, incorporated in 1991, and our principal executive offices are located at 3399 Peachtree Road, N.E., Lenox Building, Suite 600, Atlanta, Georgia 30326, telephone number (404) 262-8400.

Recent Developments

   On February 17, 2000, we announced that we had changed our name to PTEK Holdings, Inc., completed our transition to a holding company and adopted an "opervesting" business model directed at growing our network of Internet-based service providers through PTEKVentures. On April 6, 2000, we announced that we formalized this venture segment with a $125 million commitment to PTEKVentures that is intended to facilitate the growth of our network of Internet companies. We intend to fund this commitment primarily from operating cash flow and sales of securities in portfolio companies.

   In November 1996, we entered into a strategic alliance agreement with WorldCom, now known as MCI WorldCom, whereby MCI WorldCom was required, among other things, to provide us with the right of first opportunity to provide computer telephony services for a period of at least 25 years. Subsequent to entering into this strategic alliance agreement, WorldCom merged with MCI, a competitor of ours with respect to some services, to form MCI WorldCom. The minimum payment levels under the strategic alliance agreement ceased at the end of September 1998. In June 1999, we filed a lawsuit against MCI WorldCom alleging breach of this strategic alliance agreement. We settled this lawsuit in April 2000, and in connection with the settlement we terminated the strategic alliance agreement. PTEK expects to record a one-time gain before taxes in connection with the settlement of approximately $4.5 million. The gain is comprised of the net effect of consideration received by PTEK of approximately $12.0 million and the write-off of the strategic alliance agreement's net book value and associated legal and other costs of approximately $7.5 million.

                              SELLING SHAREHOLDERS

   The following table sets forth:

  .  the name of each of the selling shareholders;

  . the number of shares beneficially owned by each selling shareholder prior to the offering and being offered under this prospectus; and

  . the number of shares of common stock beneficially owned by each selling shareholder after the completion of the offering.

   As of the date of this prospectus, none of the selling shareholders has had a material relationship with us or any of our affiliates within the past three years. The table has been prepared on the basis of information furnished to us by or on behalf of the selling shareholders. Because the selling shareholders may offer all or some of the shares pursuant to this offering, no estimate can be given as to the amount of shares that will be held by the selling shareholders upon the termination of this offering. Each Selling Shareholder owns less than 1% of the total number of shares of PTEK common stock outstanding.

   The information in this table is as of the date of this prospectus. Information concerning the selling shareholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

                                         Shares                      Shares
                                      Beneficially                Beneficially
                                      Owned Before     Shares      Owned After
Name                                  the Offering Offered Hereby  Offering(1)
----                                  ------------ -------------- ------------
BancBoston Ventures, Inc.............   193,984       169,600        24,384
Southern Venture Fund, II, L.P.......   179,154       156,623        22,531
GSM Capital Limited Partnership......   128,637       112,459        16,178
ARGC, LLC............................       323           283            40
Anne G. and Peter R. Hennessy, as
 joint tenants.......................     7,870         6,887           983
Douglas Warstler.....................     2,992         2,992           --

--------
(1) The shares of our common stock beneficially owned by the selling shareholders after the offering are all held in escrow pursuant to an escrow agreement entered into as part of our acquisition of Intellivoice Communications.

                              PLAN OF DISTRIBUTION

   Any or all of the shares of our common stock offered hereby may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The selling shareholders may sell their shares in transactions through the Nasdaq National Market System, in negotiated transactions, or by a combination of those methods of sale. The shares of our common stock offered hereby may be offered at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. Prices will be determined by the selling shareholders or by agreement between the selling shareholders and its underwriter, broker-dealer, or agent. The selling shareholders may sell their shares directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following:

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for their account pursuant to this prospectus;

  . a block trade in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  . an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the shares are then listed; and

  .  through the writing of options on the shares.

   Underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both. The compensation paid by the selling shareholders to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation. If required by applicable law at the time a particular offer of the shares is made, the terms and conditions of such transaction will be set forth in a supplement to this prospectus. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

   In connection with the distribution of the shares being sold pursuant to this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell the shares short and redeliver the shares to close out the short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The selling shareholders may also loan or pledge the shares to a broker-dealer, and the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling shareholders may from time to time enter into other types of hedging transactions.

   In addition, the selling shareholders and any underwriter, broker-dealer, or agent that participates in the distribution of the shares of our common stock may be deemed to be an underwriter under the Securities Act of 1933, as amended, (although neither PTEK nor the selling shareholders so concedes), and any profit on the sale of shares of our common stock and any discount, concession, or commission received by any of such underwriter, broker-dealer, or agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

                                USE OF PROCEEDS

   The shares of our common stock offered hereby are for the account of the selling shareholders. We will not receive any of the proceeds from any sales of the shares by the selling shareholders.

                                    EXPERTS

   The annual consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    OPINION

   Kilpatrick Stockton LLP has passed upon the legality of the shares of our common stock offered hereby.

                           INCORPORATION BY REFERENCE

   The following documents which we have previously filed with the SEC are hereby incorporated by reference herein:

     (1) PTEK's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission (the "Commission") on March 30, 2000;

     (2) PTEK's Current Report on Form 8-K dated February 15, 2000 and filed with the Commission on March 3, 2000;

     (3) PTEK's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 15, 2000;

     (4) the description of PTEK'S Common Stock contained in PTEK's Registration Statement on Form 8-A, declared effective on March 1, 1996, and any amendment or report filed for the purpose of updating any such description;

     (5) the description of the rights to purchase shares of PTEK's Series C Junior Participating Preferred Stock contained in PTEK's Registration Statement on Form 8-A, filed with the Commission on June 26, 1998, and any amendment or report filed for the purpose of updating any such description; and

     (6) the information set forth in PTEK's Proxy Statement under the headings "Security Ownership of Certain Beneficial Owners and Management," "Executive Compensation" and "Certain Transactions" and the sub-heading "Information Regarding Nominees and Continuing Directors and Executive Officers" as filed with the Commission on Schedule 14A on April 28, 2000.

   All other documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

   We will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any and all information (excluding certain exhibits) relating to our business or our common stock that has been incorporated by reference in the Registration Statement. Such requests should be directed to:

                                Patrick G. Jones
   Executive Vice President, Chief Legal Officer and Chief Financial Officer

                            PTEK Holdings, Inc.
                           3399 Peachtree Road, N.E.
                         The Lenox Building, Suite 600
                             Atlanta, Georgia 30326
                                 (404) 262-8400

                      HOW TO OBTAIN ADDITIONAL INFORMATION

   We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file with the SEC at the SEC's public reference rooms at the following locations: 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   Our common stock is listed and traded on the Nasdaq National Market System under the symbol "PTEK." Reports, proxy and information statements, and other information concerning PTEK also may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

   This prospectus constitutes part of the Registration Statement on Form S-3 of PTEK (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended, relating to the shares of our common stock offered hereby. This prospectus does not include all of the information in the Registration Statement. For further information about our business and our common stock, please refer to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

   The SEC allows us to "incorporate by reference" certain information we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this information. We incorporate by reference the documents listed above, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sells all the shares of our common stock registered hereby.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

June 5, 2000

                            PTEK HOLDINGS, INC.

                         448,844 Shares of Common Stock







                               ----------------

                                   PROSPECTUS

                               ----------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made pursuant to this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of PTEK have not changed since the date of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   Information Not Required In The Prospectus

Item 14. Other Expenses Of Issuance and Distribution.

   The expenses in connection with the registration of the Securities are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

   Securities and Exchange Commission Registration Fee................. $   730
   Printing Expenses...................................................   5,000
   Accountants' Fees and Expenses......................................  20,000
   Legal Fees and Expenses.............................................  40,000
   Miscellaneous.......................................................   4,270
                                                                        -------
     Total............................................................. $70,000
                                                                        =======

   The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All selling expenses incurred in connection with the registration of the shares being offered hereby up to $35,000 shall be borne by the selling shareholders in proportion to the number of shares sold by each selling shareholder. PTEK has agreed to bear all such expenses above $35,000. PTEK has agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

Item 15. Indemnification Of Directors And Officers.

   The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (i) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision related only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). PTEK's Articles of Incorporation, as amended, exonerate PTEK's directors from monetary liability to the extent described above.

   In addition to such rights as may be provided by law, PTEK's Bylaws provide broad indemnification rights to PTEK's directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of PTEK's directors. PTEK is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to PTEK any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties. Such amendments can only be made upon the affirmative vote of (i) the holders of at least 75% of the shares entitled to vote to alter, amend or repeal the provisions of the Bylaws or (ii) a majority of the Board of Directors present at the meeting at which the votes are taken.

   PTEK has entered into separate indemnification agreements with each of its directors and certain of its officers and employees, whereby PTEK agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, PTEK holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of PTEK for a wrongful act that they may become legally obligated to pay or for which PTEK is required to indemnify the directors or officers.

   PTEK believes that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of PTEK pursuant to the foregoing provisions, or otherwise, PTEK has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PTEK of expenses incurred or paid by a director, officer or controlling person of PTEK in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PTEK will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number                       Description

  4.1 Articles of Incorporation of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1998, filed with the Commission on August 14, 1998).

  4.2 Amended and Restated Bylaws of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q/A for the Quarter Ended March 31, 1999, filed with the Commission on May 27,
              1999).

  4.3
              Shareholder Protection Rights Agreement, dated June 23, 1998, between PTEK and SunTrust Bank, Atlanta, as Rights Agent (incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated June 23, 1998, filed with the Commission on June 26, 1998).

  5.1 Opinion of Kilpatrick Stockton LLP, counsel to the registrant, as to the legality of the securities being registered (previously filed).

  23.1        Consent of Arthur Andersen LLP.

  23.2        Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

  24.1 Power of Attorney (contained on the signature pages of this registration statement at p. II-7).

Item 17. Undertakings.

       (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 5th day of June, 2000.

                                             PTEK HOLDINGS, INC.

                                                  /s/ Boland T. Jones
                                             By:_______________________________
                                                      Boland T. Jones
                                                 Chairman of the Board and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature                          Capacity                               Date
---------                          --------                               ----

      /s/ Boland T. Jones          Chairman of the Board and                June 5, 2000
_______________________________     Chief Executive Officer
        Boland T. Jones             (Principal Executive Officer) and
                                    Director

     /s/ Patrick G. Jones          Executive Vice President, Chief Legal    June 5, 2000
_______________________________     Officer and Chief Financial Officer
       Patrick G. Jones             (Principal Financial and Accounting
                                    Officer)

               *                   Director                                 June 5, 2000
_______________________________
     George W. Baker, Sr.

               *                   Director                                 June 5, 2000
_______________________________
    Raymond H. Pirtle, Jr.

               *                   Director                                 June 5, 2000
_______________________________
     Roy B. Andersen, Jr.
               *                   Vice Chairman and Director               June 5, 2000
_______________________________
       William P. Payne
               *                   President and Chief Operating Officer    June 5, 2000
_______________________________     and Director
       Jeffrey A. Allred
               *                   Director                                 June 5, 2000
_______________________________
        Jackie M. Ward
               *                   Director                                 June 5, 2000
_______________________________
       Jeffrey T. Arnold

      /s/ Boland T. Jones
*By: __________________________
        Boland T. Jones
        Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit Number                       Description

  4.1 Articles of Incorporation of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1998, filed with the Commission on August 14, 1998).

  4.2 Amended and Restated Bylaws of the registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q/A for the Quarter Ended March 31, 1999, filed with the Commission on May 27,
              1999).

  4.3
              Shareholder Protection Rights Agreement, dated June 23, 1998, between PTEK and SunTrust Bank, Atlanta, as Rights Agent (incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated June 23, 1998, filed with the Commission on June 26, 1998).

  5.1 Opinion of Kilpatrick Stockton LLP, counsel to the registrant, as to the legality of the securities being registered (previously filed).

  23.1        Consent of Arthur Andersen LLP.

  23.2        Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).